AMERICAN FINANCIAL
                                  REALTY TRUST

Muriel Lange                                           Anthony DeFazio
Investor Relations                                     Media Relations
(215) 887-2280 (X3023)                                 (215) 887-2280 (X2919)
Email: mlange@afrt.com                                 Email: adefazio@afrt.com

      American Financial Realty Trust Announces 2006 Fourth Quarter Results

JENKINTOWN, Pa. February 28, 2007--American Financial Realty Trust (AFR) (NYSE:AFR), today reported financial results for the quarter ended December 31, 2006. The Company reported fourth quarter revenues from continuing operations of $106.2 million, a decrease of $17.1 million from the third quarter of 2006, which is based on previously reported amounts (not adjusted for changes resulting from discontinued operations). The decrease in revenues from the third quarter is primarily attributable to the reclassification of 208 buildings containing approximately 5.3 million square feet from continuing operations to discontinued operations as part of the Company's previously announced repositioning plan.

Fourth quarter funds from operations ("FFO")(1), computed in accordance with the definition of the National Association of Real Estate Investment Trusts, was $(75.4) million or $(0.57) per share, a decrease of $(47.5) million or $(0.36) per share, compared to the third quarter of 2006 based upon the Company's weighted average diluted common shares and Operating Partnership units outstanding during the period of 132.4 million. The decrease in FFO from the third quarter is principally the result of impairment and defeasance charges recognized in the period for assets sold or reclassified as Held-for-Sale. Gains recognized on related asset sales are not recognized for the purpose of computing FFO.

Fourth quarter adjusted funds from operations ("AFFO")(2) (inclusive of repositioning charges of $0.4 million, which was approximately $1.0 million less than our previous estimate) was $21.4 million or $0.16 on a per share equivalent basis. This compares favorably to third quarter 2006

----------
(1)FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization
(excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

(2) Commencing with the third quarter 2006, AFFO no longer includes GAAP gains (the difference between sale price and net book value (original purchase price less accumulated depreciation)) as a component of AFR's core earnings. The Company includes economic gains (the difference between sale price and original purchase price) realized during the reporting period solely to offset transaction costs incurred on assets sold and impairments taken within the same period. Quarter over quarter and year over year AFFO comparisons for 2006 and 2005 using the Company's revised AFFO reporting methodology were presented in its October 9, 2006 press release, which is available on the Company's website.

by $26.7 million, which reported AFFO of $(5.3) million. The difference between quarters is primarily the result of $25.0 million in MG&A and cash severance related costs.

Full Year Results

Full year AFFO was $62.9 million or $0.48 per share after all costs and expenses related to the repositioning of $26.6 million or $0.20 per share. Before these costs and expenses, AFFO would have been $89.5 million or $0.68 per share.

2006 Fourth Quarter Dividend

AFR declared a quarterly dividend for shareholders of beneficial interest of $0.19 per share totaling approximately $25.3 million. The dividend was paid on January 19, 2007, to shareholders and Operating Partnership unitholders of record as of December 31, 2006.

Fourth Quarter 2006 Highlights

Occupancy(3): Stable occupancy of 87.5%; Total occupancy of 86.9%; and Same Store occupancy of 93.1%. As of December 31, 2006, the portfolio included within continuing operations had occupancy of 91.5%, while the non-core assets reclassified as Held-for-Sale had an average occupancy percentage of 67.2%.

Dispositions: $917.2 million of gross proceeds from the sale of 27 properties. During the quarter the Company also terminated three leasehold obligations at a cost of $0.5 million. Combined, these dispositions and terminations resulted in a reduction to its real estate portfolio of 1.5 million square feet, which included approximately 283,000 square feet of vacancy.

Acquisitions: $55.8 million comprising 43 properties, including two land parcels, of which 25 were acquired vacant, subject to an outstanding Formulated Price Contact (FPC). All properties aggregating approximately 290,000 rentable square feet, of which approximately 170,000 square feet were occupied.

Leasing: 260,600 square feet of new leasing, resulting in net leasing of approximately 138,300 square feet, excluding recapture space.

Strategic Positioning Update

Harold W. Pote, Chief Executive Officer for AFR, said, "This quarter's results reflect real progress on all fronts in the repositioning of our company. As I will enumerate, we have executed our repositioning plan very effectively. The financial impact of the plan has been largely reflected in the quarter. We have made every effort to recognize all repositioning related costs and to reclassify into the Held-for-Sale category all properties which are targeted for

----------
(3) Stable occupancy is the total occupancy less any space acquired during the quarter and all activity in the quarter associated with those assets, and recapture space. Total occupancy encompasses the entire portfolio, exclusive of joint venture assets, at any specific point in time. Same Store occupancy includes properties that were owned at the beginning and the end of the reporting period, excluding assets held for sale. See AFR 4Q `06 Supplemental for additional details.

disposition. Thus, we believe our shareholders will now be able to understand future period operating results with clarity. "

"Relative to our announced plan:

      Step 1. Sell between $1.5-2.0 billion in assets which are either off-strategy or non-core to our customer relationships, or represent a drag on shareholder value.

      "During this quarter we completed approximately $917.2 million of property dispositions. These dispositions are in each of the two categories of assets we identified in our disposition criteria. The most significant disposition of the period was the sale of State Street Financial Center for $889 million. This is an example of an asset which offered neither potential net operating income growth, nor opportunity for additional acquisitions from the customer. Second, we completed the sale of 26 non-core properties for approximately $28.2 million. We identified and moved into the Held-for-Sale category 208 properties comprising approximately $575.0 million of both non-core and non-relational assets at net book value, which we anticipate will be sold by the end of 2007."

      Step 2. Rationalize the Company's liability structure by reducing leverage (the ratio of our net debt to total book value assets) to between 60-65% and improve net cash flow by repaying debt with high interest rates or debt service constants.

      "During the fourth quarter we repaid or extinguished approximately $861.3 million of debt, the proceeds for which were sourced primarily through the sale of State Street. At year end, we made significant progress towards our de-leveraging objective, which resulted in the reduction of our net debt to total book value asset ratio from 71.6% to 66.6%."

      Step 3. Reduce general and administrative costs by $6-8 million.

      "This was accomplished by year-end 2006, when the annualized G&A run rate, inclusive of non-cash equity compensation costs, stood at $ 27.4 million compared to $35.4 million in the second quarter (net of expiring IPO related non-cash equity compensation), and we continue to seek additional economies."

      Step 4. Reduce the dividend by 30% to $0.19 per share per quarter and strive to cover this dividend from operating cash flow by the second half of 2007.

      "AFFO coverage of the dividend paid improved from 43% for the nine months ended September 30, 2006 to 85.1% in the fourth quarter."

      Step 5. Restore AFR's credibility in the markets by clearer enunciation of our strategy, enhanced financial reporting and consistent execution.

      "As we have committed in the past, we have endeavored to get the financial effects of the repositioning reflected in the results of this quarter. By moving 208 properties into a

      Held-for-Sale   status,   we  have   minimized   the   disruptiveness   of
      reclassifications in these future periods to discontinued operations."

Mr. Pote concluded, "We will continue to communicate our progress in completing our repositioning strategy. However, our primary focus is now turned to improving our core operating performance and acquisition of new assets."

Fourth Quarter Results

All financial comparisons to prior periods are based on previously reported amounts, which are not adjusted for changes resulting from discontinued operations.

The Company reported AFFO(1) of $21.4 million in the fourth quarter of 2006 or $0.16 on a per share equivalent basis (inclusive of Operating Partnership units). The Company recognized all anticipated costs associated with its repositioning in 2006. As such, the fourth quarter results reflect both the direct MG&A related expenses associated with the repositioning, as well as asset valuation adjustments associated with the Company's rationalization of its real estate portfolio.

MG&A costs related to repositioning had a limited impact on operating results. All MG&A related costs that the Company anticipates to incur have been recognized as repositioning costs in the results reported as of December 31, 2006.

During the fourth quarter, the Company completed a detailed review of its real estate portfolio. The principal objective of this review was to determine which of its assets did not provide for long term growth in customer relationships and did not meet its long term investment criteria. As a result, 208 properties were reclassified as Held-for-Sale, resulting in the significant variance to the prior quarter relative to discontinued operations. These 208 properties include four large office properties, the sale of which will provide significant proceeds from which the Company will pay-down debt or fund new acquisitions supporting the achievement of one of its prime repositioning objectives related to reducing overall debt levels. The remaining assets were deemed to be non-core properties. In the course of this review, impairment charges totaling $45.6 million were recognized on 120 of the non-core properties classified as Held-for-Sale. The Company expects GAAP gains, which can only be recognized when sales are completed on the remaining pool of disposition assets, to compare favorably to the amount of this impairment.

The Company completed the sale of State Street Financial Center, a key objective of its repositioning plan, during the quarter. The sale of this asset resulted in a GAAP gain of $225.8 million. Economic gains related to this sale were approximately $106.7 million. Economic gains from all period sales totaled $109.6 million, of which $84.7 million was applied to offset

----------
(4) The Company calculates AFFO by subtracting from or adding to FFO as defined by NAREIT (i) non-real estate related depreciation and amortization, (ii) non-reimbursable recurring capital expenditures associated with the ongoing operation of real property after the second year of operation, (iii) tenant improvement allowances and leasing commissions associated with the re-leasing of previously occupied non-bank tenanted spaces, which was paid during the period,
(iv) the effects of straight-lining of rents and fee income, and (v) amortization of various deferred costs, (vi) deferred financing costs, (vii) non cash stock compensation, and (viii) economic gains to the extent they are equal to or less than current period transaction costs and impairments related to non-core asset sales. The SEC classifies AFFO as a non-GAAP measure.

debt defeasance and impairments related to assets either sold or reclassified as Held-for-Sale and the costs related to the repayment of property level debt for the calculation of AFFO.

EBITDA increased by $26.1 million over the third quarter of 2006, primarily resulting from the MG&A and severance related repositioning costs recognized in the third quarter of $29.8 million, which was offset in part by net operating income attributable to assets classified as Held-for-Sale.

Interest expense related to continuing operations, excluding the amortization of deferred financing costs, totaled $34.9 million, a decrease of $1.9 million from the $36.8 million reported in the third quarter of 2006. The decrease in interest expense primarily reflects the impact of debt related to assets classified as Held-for-Sale, offset by working capital borrowings in the period and the paydown of the acquisition credit facility on December 28, 2006.

Fourth Quarter 2006 Portfolio and Tenant Overview

Disposition activity:

During the quarter, 27 properties were sold and three leaseholds were terminated comprising approximately 1.5 million square feet, of which 283,000 square feet were vacant, resulting in gross proceeds of $917.2 million. Included among these properties were the sale of the State Street Financial Center and 26 non-core assets.

Acquisition Activity:

The Company acquired 14 fully occupied bank branches and two small office properties from Sterling Bank for $28.8 million inclusive of acquisition costs. The bank properties were leased to Sterling Bank on a triple net long term basis. The lease income stream provides for annual escalations of rent, while transferring all costs of operation of the properties to Sterling Bank.

Hal Pote, President and CEO said, "Our recent acquisition and sale lease-back to Sterling Bank is an example of the external growth potential that exists in the mid-tier regional bank market."

The Company also acquired 25 vacant bank branch properties and two land parcels for $25.9 million. The branches comprise approximately 112,000 rentable square feet.

Leasing activity:

New and expanded leasing activity for the quarter added approximately 260,600 square feet of new and expanded occupied space with average rent per square foot of $12.28.(2) Associated tenant improvement costs, calculated on a weighted average lease term of 9.64 years, were $0.69 per square foot per year. At December 31, 2006, total potential recapture space remaining in two portfolios was approximately 268,300 square feet, a significant portion of which is expected to become available by the end of first quarter 2007.

----------
(5) See AFR 4Q 2006 Supplemental page 25 for additional detail.

The following table provides statistics on the AFR portfolio as of December 31, 2006, with comparisons to the portfolio as of September 30, 2006.

------------------------------------------------------------------------------------------------------------------------
                                                             As of                    As of                   As of
                                                         December 31,              December 31,           September 30,
                                                             2006                      2006                    2006
                                                                                   Net of Held
                                                                                    -for-Sale
------------------------------------------------------------------------------------------------------------------------
Number of Properties                                         1,148                     911                    1,135
------------------------------------------------------------------------------------------------------------------------
-- Branches                                                   700                      566                     679
------------------------------------------------------------------------------------------------------------------------
-- Branches owned in joint venture                            239                      239                     239
------------------------------------------------------------------------------------------------------------------------
-- Office Buildings                                           424                      321                     432
------------------------------------------------------------------------------------------------------------------------
-- Land                                                       24                        24                      24
------------------------------------------------------------------------------------------------------------------------
Total Square Feet                                         33,249,218                26,985,774              34,474,983
------------------------------------------------------------------------------------------------------------------------
-- Branches                                                4,806,357                3,649,605               4,682,382
------------------------------------------------------------------------------------------------------------------------
-- Branches owned in joint venture                          982,634                  982,634                 974,834
------------------------------------------------------------------------------------------------------------------------
-- Office Buildings                                       28,442,861                23,336,169              29,792,601
------------------------------------------------------------------------------------------------------------------------
Occupancy
------------------------------------------------------------------------------------------------------------------------
--Total Occupancy                                            86.9%                    91.5%                   86.6%
------------------------------------------------------------------------------------------------------------------------
--Stable Occupancy                                           87.5%                    92.2%                   87.3%
------------------------------------------------------------------------------------------------------------------------
--Same Store Occupancy (667 properties)                      93.1%                    93.1%                   93.0%
------------------------------------------------------------------------------------------------------------------------
% Rent from Financial Institutions                           81.2%                    81.9%                   84.8%
------------------------------------------------------------------------------------------------------------------------
% Rent from "A-" Rated Tenants                               76.5%                    76.6%                   81.3%
------------------------------------------------------------------------------------------------------------------------
% Rent from Net Leases                                       77.8%                    78.7%                   81.6%
------------------------------------------------------------------------------------------------------------------------
Lease Expirations (within 1 year)                            1.5%                      1.2%                    1.5%
------------------------------------------------------------------------------------------------------------------------
Average Remaining Lease Term (years)                         11.6                      11.8                    12.7
------------------------------------------------------------------------------------------------------------------------
Average Remaining Debt Term (years)                           9.5                      N/A                     10.3
------------------------------------------------------------------------------------------------------------------------
% Fixed Rate Debt to Total Debt                              90.4%                     N/A                    86.4%
------------------------------------------------------------------------------------------------------------------------

Chief Financial Officer Dave Nettina commented, "As we stated on August 17th, we are committed to providing our investors straightforward and transparent financial reporting. Last quarter we committed that we would recognize all costs associated with the repositioning in this current quarter, which is reflected in the charge to G&A costs and the classification of 208 properties to Held-for-Sale. Having done so, readers of our financial statements will be able to track the completion of these transactions within discontinued operations, which are meant to unlock shareholder value, without these transactions confusing the results of ongoing operations.

We are now transitioning our focus to growth in shareholder value, which investors will be able to monitor from our reported results from ongoing core operations and profitable new acquisitions. Key to our repositioning plan is our ability to maintain the high level of income derived from credit tenants, which we project will be approximately 76% following our disposition program, which will reduce the number of properties in our investment portfolio by approximately 23%. The disposition of these under-performing assets will result in higher levels of tenant occupancy, which we project will be between 90% to 92%, and result in increased net operating income resulting from the elimination of carry costs associated with these non-core properties," concluded Mr. Nettina.

Balance Sheet

As of December 31, 2006, the Company's total debt (net of cash and certain escrow balances) to adjusted enterprise value (net debt and equity market capitalization) was 60.4%, and the ratio of net debt to Total Assets at net book value was 66.6%. This compares favorably to the prior quarter in which the ratio of net debt to Total Assets was 71.6%. The Company has stated that it is targeting a general reduction of its overall leverage to a range of 60-65% of debt to total assets at net book value and, as the quarter end results indicate, it has made significant progress toward achieving this goal. The ratio of net secured debt to total real estate investments and real estate intangibles (at cost) was 52.7%, an improvement of 630 basis points over the prior quarter. The improvement in these ratios is primarily the result of the sale and repayment of related property level debt on State Street Financial Center and the repayment of other debt with net proceeds from the sale.

Debt principal repayments and defeasance related to asset dispositions totaled $788.0 million during the quarter, which includes $589.6 million relating to debt and defeasance costs on the sale of the State Street Financial Center. The State Street Financial Center debt had a weighted average interest rate of 5.93% and a debt constant of 7.75% at the time of repayment, while the leverage ratio of debt to net book value was 82.1%. In addition to State Street, other property related debt of $198.4 was repaid. This included $150.3 million repayment of our acquisition line of credit, 24 small mortgage loans with relative high constants and the repayment of a short term acquisition note of $40.3 million.

As of December 31, 2006, the Company had total indebtedness of approximately $2.4 billion, with a weighted average remaining term of 9.5 years and a weighted average interest rate (including amortized hedging costs) of 5.66%, which is lower than the previous quarter's average of 5.74%. Debt decreased by approximately $650.8 million, compared to September 30, 2006.

Subsequent Events:

First quarter asset sales:

o HSBC Operations center, 158,000 square feet, sold for $27.5 million. This asset represented an asset acquired from another landlord and which was unlikely to result in repeat business with the bank.

o Bank of America Financial Center-Spokane, 328,000 square feet, sold for $36.0 million. This asset had relatively low occupancy by Bank of America and did not meet our criteria to be Held-for-Investment.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on February 28, 2007 to review the Company's quarterly results. The conference call dial-in number is 303-262-2125. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com.

Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the Company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO and AFFO are helpful to investors as measures of the Company's performance as an equity REIT because they provide investors with an understanding of the Company's operating performance and profitability. FFO and AFFO are non-GAAP financial measures commonly used in the REIT industry, and therefore these measures may be useful in comparing the Company's performance with that of other REITs. However, the Company's definitions of FFO and AFFO may differ from those used by other companies, and investors should take definitional differences into account when comparing FFO and AFFO reported by other REITs. Additionally, FFO and AFFO (and their per share equivalents) should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that EBITDA, which represents earnings before interest, taxes, depreciation and amortization, is also helpful to investors as a measure of the Company's performance.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company's ability to maintain and increase occupancy; the Company's ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company's ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial Statements

The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their audit. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.

                         AMERICAN FINANCIAL REALTY TRUST
                           CONSOLIDATED BALANCE SHEETS
                     December 31, 2006 and December 31, 2005
                 (In thousands, except share and per share data)

                                                     December 31,   December 31,
                                                        2006           2005
                                                     -----------    -----------
Assets:

Real estate investments, at cost:

    Land                                             $   333,716    $   475,457
    Land held for development                             14,632         24,563
    Buildings and improvements                         1,947,977      2,645,618
    Equipment and fixtures                               283,704        401,661
    Leasehold interests                                   16,039          9,579
    Investment in joint venture                           21,903             --
                                                     -----------    -----------
    Total real estate investments, at cost             2,617,971      3,556,878
    Less accumulated depreciation                       (297,371)      (260,852)
                                                     -----------    -----------
    Total real estate investments, net                 2,320,600      3,296,026

Cash and cash equivalents                                106,006        110,245
Restricted cash                                           76,448         73,535
Marketable investments and accrued interest                3,457          3,353
Pledged treasury securities, net                          32,391             --
Tenant and other receivables, net                         62,946         51,435
Prepaid expenses and other assets                         32,191         37,789
Assets held for sale                                     594,781        341,338
Intangible assets, net of accumulated
amortization of $70,044 and $64,369                      314,753        642,467
Deferred costs, net of accumulated
amortization of $20,070 and $13,179                       62,591         67,388
                                                     -----------    -----------
    Total assets                                     $ 3,606,164    $ 4,623,576
                                                     ===========    ===========

Liabilities and Shareholders' Equity:

Mortgage notes payable                               $ 1,557,313    $ 2,467,596
Credit facilities                                        212,609        171,265
Convertible notes, net                                   446,343        446,134
Accounts payable                                           7,246          4,350
Accrued interest expense                                  15,601         19,484
Accrued expenses and other liabilities                    58,940         55,938
Dividends and distributions payable                       25,328         35,693
Below-market lease liabilities, net of
accumulated amortization of $10,874 and $8,912            57,173         67,613
Deferred revenue                                         179,456        150,771
Liabilities related to assets held for sale              247,798        243,665
                                                     -----------    -----------
    Total liabilities                                  2,807,807      3,662,509

Minority interest                                         12,393         53,224
Shareholders' equity:
    Preferred shares, 100,000,000 shares
    authorized at $0.001 per share, no
    shares issued and outstanding at
    December 31, 2006 and 2005, respectively                  --             --

    Common shares, 500,000,000 shares
    authorized at $0.001 per share,
    131,966,141 and 128,712,181 issued and
    outstanding at December 31, 2006 and
    2005, respectively                                       131            129

    Capital contributed in excess of par               1,389,827      1,371,648

    Accumulated deficit                                 (599,596)      (457,313)

    Accumulated other comprehensive loss                  (4,398)        (6,621)
                                                     -----------    -----------
    Total shareholders' equity                           785,964        907,843
                                                     -----------    -----------
    Total liabilities and shareholders' equity       $ 3,606,164    $ 4,623,576
                                                     ===========    ===========

                         AMERICAN FINANCIAL REALTY TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               Quarters and Years Ended December 31, 2006 and 2005
               (Unaudited and in thousands, except per share data)


                                                                  Quarter                  Year Ended
                                                             Ended December 31,            December 31,
                                                           ----------------------    ----------------------
                                                             2006          2005         2006         2005
                                                           ---------    ---------    ---------    ---------
Revenues:
Rental income                                              $  65,313    $  60,098    $ 253,485    $ 219,689
Operating expense reimbursements                              40,871       41,890      166,712      155,181
Interest and other income                                      3,014          881        6,425        5,202
                                                           ---------    ---------    ---------    ---------
     Total revenues                                          109,198      102,869      426,622      380,072
Expenses:
Property operating expenses:
     Ground rents and leasehold obligations                    3,377        3,338       14,336       13,427
     Real estate taxes                                        10,330        9,857       42,868       35,232
     Property and leasehold impairments                        1,871          (28)       5,500          144
     Other property operating expenses                        42,839       35,241      166,310      142,148
                                                           ---------    ---------    ---------    ---------
Total property operating expenses                             58,417       48,408      229,014      190,951
                                                           ---------    ---------    ---------    ---------
Property net operating income                                 50,781       54,461      197,608      189,121

Expenses:
     Marketing, general and administrative                     5,571        6,840       24,934       24,144
     Broken deal costs                                             4          227          176        1,220
     Repositioning                                               418           --        9,065           --
     Amortization of deferred equity compensation              1,285        2,332        8,687       10,411
     Severance and related accelerated amortization of
     deferred compensation                                        13           --       21,917        4,503
                                                           ---------    ---------    ---------    ---------

EBITDA                                                        43,490       45,062      132,829      148,843
     Interest expense on mortgages and other debt             37,993       37,771      142,432      120,514
     Depreciation and amortization                            31,742       30,601      126,307      115,439
                                                           ---------    ---------    ---------    ---------
Loss before net gain on sale of properties in
continuing operations, equity in loss of joint
venture, not loss on investments, minority
interest and discontinued operations                         (26,245)     (23,310)    (135,910)     (87,110)

Gain on sale of land                                              13        1,474        2,043        1,596
Equity in loss from joint venture                               (697)          --       (1,397)          --
Net loss on investments                                           --           --           --         (530)
                                                           ---------    ---------    ---------    ---------

Loss from continuing operations before minority interest     (26,929)     (21,836)    (135,264)     (86,044)
Minority interest                                                223          368        2,686        1,984
                                                           ---------    ---------    ---------    ---------

Loss from continuing operations                              (26,706)     (21,468)    (132,578)     (84,060)
Discontinued operations:

Loss from discontinued operations before yield maintenance fees, net of minority interest of $147, $911, $1,850, and $3,062 for the three months and years ended December 31,

2006 and 2005, respectively                                  (51,121)     (12,977)     (79,174)     (29,182)

Yield maintenance fees, net of minority
interest of $15,319, $11, $15,564 and $16
for the three months and years ended December
31, 2006 and 2005, respectively                              (32,718)        (397)     (46,402)        (567)

Net gains on disposals net of minority interest
of $72,587, $367, $74,046 and $562 for the three
months and years ended December 31, 2006 and
2005, respectively                                           156,081       13,878      237,556       20,194
                                                           ---------    ---------    ---------    ---------
Income (loss) from discontinued operations                    72,242          504      111,980       (9,555)
                                                           ---------    ---------    ---------    ---------
Net income (loss)                                          $  45,536    $ (20,964)   $ (20,598)   $ (93,615)
                                                           =========    =========    =========    =========
Basic and diluted income (loss) per share
     From continuing operations                            $   (0.21)   $   (0.17)   $   (1.04)   $   (0.71)
     From discontinued operations                          $    0.56    $    0.00    $    0.87    $   (0.07)
                                                           ---------    ---------    ---------    ---------
       Total basic and diluted income (loss) per share     $    0.35    $   (0.17)   $   (0.17)   $   (0.78)
                                                           =========    =========    =========    =========

                         AMERICAN FINANCIAL REALTY TRUST
                     Comparative Computation of FFO and AFFO
                (Unaudited - in thousands, except per share data)

                                                                    Quarter                  Year to Date
                                                                Ended December 31,        Ended December 31,
                                                             ----------------------    ----------------------
                                                               2006         2005          2006        2005
                                                             ---------    ---------    ---------    ---------
Funds from operations per NAREIT
--------------------------------------------------------------------------------------------------------------

  Net loss                                                   $  45,536    $ (20,964)   $ (20,598)   $ (93,615)
Add:
  Minority interest - Operating Partnership                        782         (548)        (871)      (2,588)
  Depreciation and amortization                                 38,270       44,973      168,077      167,987
Less:
  Non-real estate depreciation and amortization                 (1,103)        (559)      (4,325)      (1,599)
  Amortization of fair market rental adjustment, net               (42)          60         (186)      (1,047)
  Gain on sales of properties, net                            (158,890)     (15,719)    (243,854)     (22,352)
                                                             ---------    ---------    ---------    ---------

  Funds from operations                                      $ (75,447)   $   7,243    $(101,757)   $  46,786
                                                             =========    =========    =========    =========

  Funds from operations - diluted per share                  $  (0.570)   $   0.055    $  (0.770)   $   0.372
                                                             =========    =========    =========    =========

Adjusted funds from operations
--------------------------------------------------------------------------------------------------------------

Funds from operations                                        $ (75,447)   $   7,243    $(101,757)   $  46,786
Add:
  Economic gains                                                84,660        1,044      107,252        2,260
  Non-real estate depreciation and amortization                  1,103          559        4,325        1,599
  Reverse straightline rental income                            11,060        8,756       41,629       43,990
  Amortization of deferred compensation                          1,285        2,332        8,687       10,411
  Amortization of deferred costs                                 4,847        8,147       16,976       14,042
  Straightline fee income                                         (217)       1,888       (1,032)       4,840
  Amortization of deferred compensation - severance                 --           --        4,344        3,026
Less:
  Capital expenditure reimbursement revenue                       (776)          --         (874)          --
  Recurring capex and tenant improvements (2nd cycle)           (1,762)          --       (5,386)          --
  Amortization of tenant improvements and leasing commissions       --       (1,225)          --       (2,882)
  Straightline rental income                                    (3,340)      (2,583)     (11,283)      (9,783)
                                                             ---------    ---------    ---------    ---------

Adjusted funds from operations                               $  21,413    $  26,161    $  62,881    $ 114,289
                                                             =========    =========    =========    =========

Coverage ratios:
  Quarterly dividends                                        $  25,328    $  35,693    $ 122,419    $ 102,262
  AFFO / Quarterly Dividend                                      0.85x        0.73x        0.51x        1.12x